UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2011 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2011, athenahealth, Inc. (the “Company”) entered into a Second Amendment to Lease (the “Lease Amendment”) with the President and Fellows of Harvard College, a Massachusetts educational and charitable corporation (the “Landlord”). The Lease Amendment amends the Lease with the Landlord dated November 8, 2004, as previously amended, for the Company’s corporate headquarters located at 311 Arsenal Street, Watertown, Massachusetts, and provides for the leasing of additional space at that location. Currently, the Company leases approximately 151,616 square feet of space at its headquarters (the “Existing Premises”). The Lease Amendment provides for the lease of approximately 36,347 square feet of additional space (the “Expansion Premises”), which consists of two portions of the building containing approximately 12,000 square feet (“Expansion Premises A”) and 24,347 square feet (“Expansion Premises B”).

Pursuant to the Lease Amendment, the term of the Company’s lease begins for Expansion Premises A on or about May 1, 2012, and for Expansion Premises B on or about September 1, 2012, and will end for the Expansion Premises as a whole on June 30, 2016. The term of the Company’s lease for the Existing Premises remains unchanged and will expire on June 30, 2015.

Under the terms of the Lease Amendment, the monthly basic rent for Expansion Premises A shall be $26,890 starting on May 1, 2012, and shall increase by $1,000 on July 1, 2012, and each anniversary thereof. For Expansion Premises B, the monthly basic rent shall be $56,587 starting on September 1, 2012, and shall increase by $2,029 on July 1, 2013, and each anniversary thereof.

The foregoing is a summary description of certain terms of the Lease Amendment and is qualified in its entirety by reference to the Lease Amendment, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

November 10, 2011	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein
SVP, General Counsel, and Secretary